                                                          Exhibit 99.1

For Immediate Release
---------------------
May 17, 2005


               NORDSTROM REPORTS FIRST QUARTER EARNINGS INCREASE
               -------------------------------------------------
           Board Approves Quarterly Dividend Increase of 31 Percent

   SEATTLE - May 17, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $104.5 million, or $0.75 per diluted share, for the first quarter ended April 30, 2005, ahead of expectations. For the same period last year, net earnings and earnings per diluted share were $68.7 million and $0.48, respectively. 2004 first quarter results include $20.8 million or $0.08 per share of interest expense related to retirement of debt during the quarter.

   Total sales for the first quarter of 2005 increased 7.7 percent, to $1.7 billion, compared to sales of $1.5 billion in the same period last year. First quarter same-store sales increased 6.2 percent.

FIRST QUARTER HIGHLIGHTS
   First quarter earnings per share increased 56 percent, reflecting ongoing improvement in merchandise execution, inventory productivity and expense management. These key areas of focus support the Company's goals of providing a differentiated shopping experience and delivering superior long-term financial performance.

   - Same-store sales were strong throughout the quarter, increasing 6.2 percent on top of a 14 percent increase the prior year. Underlying sales trends remain strong as demonstrated by same-store sales increases across regions and categories.

   - Gross profit, as a percent to sales, increased 20 basis points. Better than plan sales resulted in incremental leverage on buying and occupancy expenses, offsetting slightly lower merchandise margin.

   - Selling general and administrative expenses improved 130 basis points as a percent to sales. The company continues to demonstrate good progress improving its operating performance. For the quarter, fixed expenses were maintained at or below budgeted levels.

EXPANSION UPDATE
   During the first quarter Nordstrom opened one full-line store at Phipps Plaza in Atlanta, Ga. and relocated a Rack store in Portland, Ore. The company plans to open three additional full-line stores this year. A store in San Antonio, Texas at the La Cantera Shopping Center and a store in Irvine, Calif. at The Irvine Spectrum will open in September. The final opening of the year will be in November in Dallas, Texas at NorthPark Center. Gross square footage for the year is expected to increase approximately 2 percent, from 19,550,000 to 20,019,000.

QUARTERLY DIVIDEND
   The company's Board of Directors has approved a quarterly dividend of $0.17 per share, an increase of 31 percent or $0.04 per share from prior quarters, payable on June 15, 2005, to shareholders of record on May 31, 2005.









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SHARE REPURCHASE
   As part of its recently announced share repurchase program, Nordstrom repurchased approximately 887,000 shares of common stock during the first quarter for a total of $47.7 million. This did not materially impact earnings per share for the quarter, as the impact on weighted average shares outstanding was insignificant.

2005 OUTLOOK
   For the fiscal year ending January 28, 2006, the company is raising its prior earnings per share outlook of $3.25-$3.35 to $3.40-$3.50. This represents a 20 to 25 percent increase over the prior year, excluding the lease adjustment from 2004 earnings per share. For the second quarter, the company expects low single digit same-store sales growth and earnings per share in the range of $0.85-$0.90.


CONFERENCE CALL INFORMATION:
   Company management will be hosting a conference call and webcast to discuss first quarter results at 4:30p.m.(ET) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 1-212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-459-3511. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 151 U.S. stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 95 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 32 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry.
Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.











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                                 NORDSTROM, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS - 1st Quarter
                -------------------------------------------------
    (unaudited; amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales(1)  Quarter     % of sales
                                         ended    (except as       ended     (except as
                                       4/30/05     indicated)     5/1/04      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,654,474       100.0%    $1,535,490       100.0%
Cost of sales and related buying
  & occupancy costs                 (1,046,165)      (63.2%)     (972,932)      (63.4%)
                                     ---------                  ---------
Gross profit                           608,309        36.8%       562,558        36.6%
Selling, general and administrative
   expenses                           (465,422)      (28.1%)     (452,734)      (29.4%)
                                      --------                   --------
Operating income                       142,887         8.6%       109,824         7.2%
Interest expense, net                  (12,639)       (0.8%)      (36,684)       (2.4%)
Other income including
   finance charges, net                 42,732         2.6%        39,487         2.5%
                                      --------                   --------
Earnings before income taxes           172,980        10.5%       112,627         7.3%
Income tax expense                     (68,442)      (39.6%)(2)   (43,900)      (39.0%)(2)
                                      --------                   --------
Net earnings                          $104,538         6.3%       $68,727         4.5%
                                      ========                   ========
Earnings per share
     Basic                              $ 0.77                     $ 0.49
     Diluted                            $ 0.75                     $ 0.48

ADDITIONAL DATA
---------------
Weighted average shares outstanding

     Basic                             136,535                    139,110
     Diluted                           139,197                    141,975



Investor Contact:                     Media Contact:
Stephanie Allen, 206-303-3262         Deniz Anders, 206-373-3038



(1)Subtotals and totals calculated as a percentage of net sales.

(2)Percent of earnings before income taxes.